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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

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                                                                  THREE MONTHS        NINE MONTHS
                                                                     ENDED               ENDED
                                                                 MARCH 31, 1997    DECEMBER 31, 1996
                                                                 --------------    -----------------
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Earnings:
     Income before income taxes, minority interest and equity in
       net loss of affiliates...................................    $ 19,476            $16,498
     Plus fixed charges.........................................      14,896              6,000
     Less capitalized interest..................................      (2,473)                --
                                                                     -------            -------
Earnings available to cover fixed charges.......................    $ 31,899            $22,498
                                                                     =======            =======
Fixed charges...................................................    $ 14,896            $ 6,000
                                                                     =======            =======
Ratio of earnings to fixed charges..............................        2.14X              3.75X
                                                                     =======            =======
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